Exhibit 99.1

           Montpelier Re Reports Net Income of $102.4 Million for the
             Fourth Quarter of 2004 and $240.3 Million for the Year


    HAMILTON, Bermuda--(BUSINESS WIRE)--Feb. 16, 2005--Montpelier Re Holdings Ltd. (NYSE:MRH) today reported net income of $102.4 million, or $1.53 diluted earnings per share, for the three months ended December 31, 2004 and net income of $240.3 million, or $3.55 diluted earnings per share, for the year ended December 31, 2004. Comprehensive income for the quarter was $106.8 million, or $1.59 diluted comprehensive income per share, and $241.7 million, or $3.57 diluted comprehensive income per share, for the twelve months ended December 31, 2004.
    Book value per share at December 31, 2004, on a fully converted basis (1), was $26.75, which incorporates the accrual of a $0.34 dividend per share for the quarter. Total return to shareholders (2), incorporating both the change in fully converted book value per share and dividends accrued, was 5.9% for the fourth quarter of 2004 and 13.1% for the year. In the three months to December 31, 2004, Montpelier released $17.3 million of net reserves from prior accident years. The net impact expected from the third quarter storms rose $34.7 million, or 16.9%, to $239.7 million.
    Anthony Taylor, President and CEO, commented: "Montpelier has produced another strong set of results in the fourth quarter and in 2004. For a property reinsurance company such as ours to achieve a 51.4% loss ratio in the worst year ever for natural catastrophes is no mean feat."
    Anthony Taylor continued: "The January renewal season has seen increasing price competition, more acute in the international market than the U.S. market, resulting in a reduced number of risks meeting our return criteria. While pricing remains adequate on the business we have renewed, we have declined a significant number of programs. As a consequence, our bound premium in respect of 1st January renewals has reduced by approximately 20% compared to 2004. However, in light of the opportunities we see for the balance of the year, we expect the annual reduction in our overall written premiums to be closer to 10%. We continue to believe that superior long-term returns for shareholders will be driven by disciplined underwriting through the cycle."
    Kip Oberting, Chief Financial Officer, said: "Net of dividends our capital grew a further $88.4 million in the fourth quarter. Book value growth since our inception, coupled with a reduction in exposures in our insurance portfolio following the January renewals, means that we have a surfeit of capital. We already have in place a meaningful regular dividend and a share repurchase program, and we are actively considering additional capital management measures."
    Please refer to the Montpelier Re Financial Supplement, which is posted on the Company's investor information section of its website at www.montpelierre.bm, for more detailed information on performance by category of business, together with additional disclosure on total return, loss reserves, investment portfolio and capital structure.

    (1) Fully converted book value per share is a non-GAAP measure based on total shareholders' equity plus the assumed proceeds from the exercise of outstanding options and warrants of $157.5 million at December 31, 2004 and $168.1 million at December 31, 2003, divided by the sum of shares, options and warrants outstanding (assuming their exercise) of 71,372,892 shares at December 31, 2004 and 73,261,757 shares at December 31, 2003. The Company believes that fully converted book value per share more accurately reflects the value attributable to a common share.
    (2) Total return to shareholders is a non-GAAP measure. It is the internal rate of return of the increase in fully converted book value from $24.92 at December 31, 2003 to $26.75 at December 31, 2004,
including the accrued dividends of $0.34 for each quarter of 2004. The Company believes that this measure most accurately reflects the return made by its shareholders as it takes into account the effect of all dilutive securities and the effect of dividends.

    Earnings Conference Call:

    Montpelier Re executives will conduct a conference call, including a question and answer period, on Thursday, February 17, 2005 at 10:00 a.m. Eastern Time.
    The presentation will be available via a live audio webcast accessible on the Earnings Call page of the Investor Information section of the Company's website at www.montpelierre.bm. A telephone replay of the conference call will be available through February 25, 2005 by dialing 888-286-8010 (toll-free) or 617-801-6888
(international) and entering the pass code: 56182101.
    Montpelier Re Holdings Ltd., through its operating subsidiary, Montpelier Reinsurance Ltd., is a premier provider of global property and casualty reinsurance and insurance products. Montpelier Reinsurance Ltd. has financial strength ratings of "A" (Excellent) from A.M. Best Company, "A-" (Strong) from Standard & Poor's and "A3"
(Good) from Moody's Investors Service.

    Application of the Safe Harbor of the Private Securities
Litigation Reform Act of 1995:

    This press release contains, and Montpelier may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company's control that could cause actual results to differ materially from such statements. In particular, statements using words such as "may", "should", "estimate", "expect", "anticipate", "intend", "believe", "predict", "potential", or words of similar import generally involve forward-looking statements.
    Important events and uncertainties that could cause the actual results, future dividends or future repurchases to differ include, but are not necessarily limited to: market conditions affecting Montpelier's common share price; our short operating and trading history; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the estimates reported by syndicates under existing QQS contracts; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the impact of terrorist activities on the economy; competition resulting from: growing capital levels in the reinsurance industry, in some cases, declining demand due to, among other things, increased retentions by cedants, and other factors; and rating agency policies and practices. The Company's forward-looking statements concerning market fundamentals could be affected by changes in demand, pricing and policy term trends and competition. These and other events that could cause actual results to differ are discussed in detail in "Risk Factors" contained in Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.
    Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.


                      MONTPELIER RE HOLDINGS LTD.
                      CONSOLIDATED BALANCE SHEETS
            (millions, except share and per share amounts)

                                                As at        As at
                                             December 31, December 31,
                                                 2004         2003
                                             ------------ ------------
Assets

Investments and cash:
Fixed maturities, at fair value               $2,325.3     $1,976.2
Equity investments, at fair value                 45.4         37.6
Other investments, at estimated fair value       117.4         84.4
Cash and cash equivalents, at fair value         110.6        139.6
                                             ------------ ------------

Total investments and cash                     2,598.7      2,237.8

Unearned premium ceded                            17.0          9.9
Premiums receivable                              173.8        207.9
Securities lending collateral                    420.8        354.5
Funds withheld                                     5.1          3.7
Deferred acquisition costs                        59.0         59.8
Reinsurance recoverable                           94.7          7.7
Accrued investment income                         23.8         20.6
Other assets                                       5.2          5.2
                                             ------------ ------------

Total Assets                                  $3,398.1     $2,907.1
                                             ============ ============

Liabilities

Loss and loss adjustment expense reserves        549.5        249.8
Unearned premium                                 287.6        318.7
Reinsurance balances payable                      74.9         24.9
Investment trades pending                          0.1          0.4
Securities lending payable                       420.8        354.5
Debt                                             249.0        248.8
Accounts payable, accrued expenses and other
 liabilities                                      40.7         28.3
Dividends payable                                 23.6         24.0
                                             ------------ ------------

  Total Liabilities                           $1,646.2     $1,249.4
                                             ------------ ------------

Shareholders' Equity
Common voting shares and additional paid-in
 capital                                       1,111.8      1,130.4
Accumulated other comprehensive income            55.1         53.7
Retained earnings                                585.0        473.6
                                             ------------ ------------

  Total Shareholders' Equity                   1,751.9      1,657.7
                                             ------------ ------------

Total Liabilities and Shareholders' Equity    $3,398.1     $2,907.1
                                             ============ ============


Common voting shares outstanding (000's)        62,131 sh    63,393 sh
Common voting and common equivalent shares
 outstanding (000's)                            71,373       73,262

Book value per share:

  Basic book value per common voting share    $  28.20     $  26.15
                                             ============ ============
  Fully converted book value per common
   voting and common equivalent share         $  26.75     $  24.92
                                             ============ ============

                      MONTPELIER RE HOLDINGS LTD.
    CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                 (millions, except per share amounts)

                               Three Months Ended  Twelve Months Ended
                                   December 31,        December 31,
                                 2004      2003      2004      2003
                               --------- --------- --------- ---------

Revenues:

 Gross premiums written        $  108.9  $  103.2  $  837.0  $  809.7
 Reinsurance premiums ceded       (10.0)      8.2     (87.7)    (31.7)
                               --------- --------- --------- ---------
 Net premiums written              98.9     111.4     749.3     778.0
 Change in net unearned
  premiums                         94.2      72.0      38.2     (72.6)
                               --------- --------- --------- ---------
 Net premiums earned              193.1     183.4     787.5     705.4
 Net investment income             19.5      14.4      69.1      50.1
 Net realized gains on
  investments                       2.0       1.3       7.2       7.6
 Net foreign exchange gains         5.8       6.4       7.0       8.3
                               --------- --------- --------- ---------

   Total Revenues                 220.4     205.5     870.8     771.4

Expenses:

 Loss and loss adjustment
  expenses                         55.0      51.2     404.9     164.1
 Acquisition costs                 40.6      33.2     152.7     140.4
 General and administrative
  expenses                         17.9      17.2      55.3      50.0
 Financing expense                  4.6       4.1      17.5       9.7
                               --------- --------- --------- ---------

   Total Expenses                 118.1     105.7     630.4     364.2

 Income before taxes              102.3      99.8     240.4     407.2

 Income tax expense (recovery)     (0.1)     (0.1)      0.1       0.1

                               --------- --------- --------- ---------
Net income                     $  102.4  $   99.9  $  240.3  $  407.1
                               --------- --------- --------- ---------

 Other comprehensive income
  items                             4.4      11.7       1.4      18.2

                               --------- --------- --------- ---------
Comprehensive income           $  106.8  $  111.6  $  241.7  $  425.3
                               ========= ========= ========= =========


Earnings per share:

 Basic earnings per share      $   1.65  $   1.58  $   3.84  $   6.42
 Diluted earnings per share    $   1.53  $   1.46  $   3.55  $   6.05

 Basic comprehensive earnings
  per share                    $   1.72  $   1.76  $   3.86  $   6.71
 Diluted comprehensive earnings
  per share                    $   1.59  $   1.63  $   3.57  $   6.32

Insurance ratios:

 Loss ratio                        28.5%     27.9%     51.4%     23.3%
 Expense ratio                     30.3%     27.5%     26.4%     27.0%
 Combined ratio                    58.8%     55.4%     77.8%     50.3%




    CONTACT: Montpelier Re Holdings Ltd.
             Media and Investor Relations:
             Neil McConachie, 441-297-9576